Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of Landec Corporation  on Form S-8 (Nos. 333-109889, 333-89368, 333-62866, 333-06163, 333-29103, 333-80313, 333-52339, 333-129895 and 333-163926) relating to the consolidated financial statements of GreenLine Holding Company which appears in this Form 8-K/A.

/s/ BDO USA, LLP

July 6, 2012
Chicago, Illinois